Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142

December 16, 2005
William H. Rastetter, Ph.D.
C/O Biogen Idec Inc.
5200 Research Place
San Diego, California 92122
Dear Dr. Rastetter:
Reference is made to the Employment Agreement (the “Employment Agreement”) dated July 20, 2003 between you and Biogen Idec Inc. (the “Company”). This letter (the “Letter Agreement”) will set forth our mutual understanding as to the rights and obligations of you and the Company in connection with your retiring as the Executive Chairman and Chairman of the Board of Directors of the Company, effective as of December 30, 2005, and your resignation from the Board of Directors of the Company and from all other positions which you hold with the Company and its affiliates, which will also become effective as of December 30, 2005. Capitalized terms that are used but not defined herein shall have the meaning set forth in the Employment Agreement
     1. Retirement. Effective as of December 30, 2005, you will no longer be serving as Executive Chairman and Chairman of the Board of Directors of the Company. You also hereby resign from the Board of Directors of the Company and from all other positions which you hold with the Company and its affiliates effective as of December 30, 2005.
     2. Good Reason. The parties hereby agree that your retirement from your position as Executive Chairman and Chairman of the Board of Directors of the Company constitutes a termination for “Good Reason” for purposes of the Employment Agreement and that December 30, 2005 will be treated as the Date of Termination for all purposes of the Employment Agreement. The parties further agree that as a result of the termination for Good Reason described in the preceding sentence, you will be entitled to the payments and benefits described in Section 5(a) of the Employment Agreement (which total $6,000,000), provided, however, that the payments due to you pursuant to Section 5(a) of the Employment Agreement shall be made on December 30, 2005 and shall be paid in accordance with the payment instructions you have delivered to the Company.

     3. Other Payments and Benefits.
          3.1 Bonus Payment. You have earned your $1 million target annual bonus with respect to the Company’s 2005 fiscal year, and that bonus shall also be paid on December 30, 2005 — with the funds to be deposited into your existing Supplemental Savings Plan Account in accordance with your existing deferral election. Such target annual bonus is in full satisfaction of your rights to an annual bonus with respect to the Company’s 2005 fiscal year.
          3.2 Equity Awards.
               (a) In accordance with the terms of the Employment Agreement, all outstanding options to acquire Company stock shall become fully vested and exercisable as of December 30, 2005. In all other respects, such options shall continue to be governed by the terms of the applicable agreements and plans, it being understood that you are “retiring” (as such term is defined in the Company’s 2003 Omnibus Equity Plan) for purposes of options granted under the Company’s 2003 Omnibus Equity Plan. A schedule of such outstanding options and the date(s) by which they must be exercised is set forth on the attached schedule which is incorporated herein by reference.
          The Company agrees, for your benefit, (i) to cooperate fully with you in connection with the exercise of such options, and, after such exercise, to cooperate fully with you in connection with the unrestricted resale of the underlying shares after the release (the “Release”) by the Company to the public, in accordance with the Company’s customary past practices (which historically have consisted of conference calls in which the public can participate), of appropriate year-end financial information as at and for the year ended December 31, 2005; (ii) to use commercially reasonable best efforts to effect such Release to the public no later than February 28, 2006; and (iii) until all of the options are exercised or expire, to use best efforts to continue the effectiveness of a registration statement on Form S-8 filed with the Securities and Exchange Commission covering the exercise of such options (except for temporary suspensions thereof which the Company, acting in a commercially reasonable manner, deems necessary under all the circumstances).
          It is acknowledged and agreed that the only other outstanding equity or equity-based award granted or awarded to you by the Company as of December 30, 2005 is your February 2004 restricted stock award, which involves 50,000 shares. This award shall continue to be govemed by the terms of the 2003 Omnibus Equity Plan and all applicable agreements, it being understood that you are “retiring” (as such term is defined in the Company’s 2003 Omnibus Equity Plan) for purposes of this award and, as a result, this award is scheduled to vest in its entirety on December 30, 2005. You agree that, with respect to the vesting of this award, the Company shall reduce the amount of Company stock delivered to you by the amount necessary to satisfy the tax withholding required in connection with such vesting. In the event that the reduction results in a fractional share being deliverable to you, the Company shall pay you an amount in cash equal to the fair market value on December 31, 2005 of the fractional share. The after-tax amount of stock shall be delivered in accordance with your instructions.

          3.3 Earned and Unpaid Salary; Employee Benefits. On December 30, 2005, the Company shall pay to you, in a cash lump sum, any portion of your Annual Base Salary that is earned and unpaid as of December 30, 2005, as well a cash payment in respect of accrued and unused vacation pay in accordance with the Company’s policy. The Company shall also pay or provide to you all compensation and benefits payable to you under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect on December 30, 2005.
          3.4 Business Expense Reimbursement and Related Matters. The Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to December 30, 2005, in accordance with the Company’s expense reimbursement policy. The parties acknowledge that, effective as of December 30, 2005, you will no longer be entitled to use the Company-owned condominium under the provisions of the letter agreement between you and the Company dated January 5, 2005 and further acknowledge that the obligations of the parties with respect to your usage prior to such date will continue to be governed by the terms of such letter agreement. You hereby agree to sell to the Company, and the Company agrees to purchase from you, certain fiunishings which you have purchased and which are located in such condominium, at a purchase price (equal to your cost) of $134,682.82. Such sum shall be wire transferred in accordance with your instructions.
You further agree that you will return to the Company, no later than December 30, 2005,the Company-owned automobile which has been provided to you.
     4. Survival of Employment Agreement. Except as expressly set forth herein, the provisions of this Letter Agreement do not supersede the provisions of the Employment Agreement which in order to be effectuated must survive the Date of Termination, including, without limitation, Sections 6, 7 and 8 thereof.
     5. Waiver. You hereby irrevocably waive any claim against any person or entity in connection with any alleged non-compliance with the provisions of Section 4(b) of the Employment Agreement or Section 4.3 or Article 9 of the Company’s Amended and Restated Bylaws. You further waive your rights under the last sentence of Section 2(a) of the Employment Agreement.
     6. General Provisions.
          6.1 Governing Law; Captions; Amendment; Counterparts. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of California, with venue in San Diego County, California, without reference to principles of conflict of laws. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

          6.2 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Letter Agreement or the Employment Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
          To indicate your understanding and acceptance of the terms set forth in this Letter Agreement, please sign and date this Letter Agreement in the space provided below and return it to me.
Sincerely,
Biogen Idec Inc.

By:	/s/ Raymond G. Arner

Print Name:	Raymond G. Arner, Secretary
ACCEPTED AND AGREED:
/s/ William H. Rastetter, Ph.D.

William H. Rastetter, Ph.D.

LETTER AGREEMENT BETWEEN WILLIAM H. RASTETTER AND
BIOGEN IDEC INC. — DATED 12/16/05
SCHEDULE OF OUTSTANDING OPTIONS
(REQUIRED BY SECTION 3.2(a) OF THE LETTER AGREEMENT)

Number	Option Date	Exercise Period*	Outstanding
Options as of
12/16/05**
001365 (R001365) 001893 (R001893) 001980 (R001980) 002485 (1002485/R002485) 002976 (1002976/R002976) 003697 (1003697/R003697) 004698 (1004698/R004698) 006878 020000 032970	1/15/1997 11/19/1997 2/5/1998 1/13/1999 1/12/2000 1/16/2001 1/23/2002 1/21/2003 2/6/2004 2/17/2005	Three (3) months Three (3) months Three (3) months Three (3) months Three (3) months Three (3) months Three (3) months Three (3) months Three (3) years Three years	125389 300 177201 192574 199631 138017 129740 178000 150000 325000
* For all grants that have post-termination exercise periods of three (3) months, the last day to exercise the options is March 30, 2006. For all option grants that have post-termination exercise periods of three (3) years, the last day to exercise the options is December 30, 2008.
** Any unvested portion of the options listed in this column fully vest on December 30, 2005.